EXHIBIT 99.1

Eversource Energy Reports Full Year 2015 Results

(HARTFORD, Conn. and BOSTON, Mass. – February 4, 2016)  Eversource Energy (NYSE: ES) today reported full-year 2015 earnings of $878.5 million, or $2.76 per share, compared with full-year 2014 earnings of $819.5 million, or $2.58 per share.  Full-year results included after-tax integration costs of $15.8 million in 2015 and $22.1 million in 2014.  Excluding those integration costs, Eversource Energy earned $894.3 million, or $2.81 per share1, in 2015 and $841.6 million, or $2.65 per share1, in 2014.

In the fourth quarter of 2015, Eversource Energy earned $181.8 million, or $0.57 per share, compared with earnings of $221.6 million, or $0.69 per share, in the fourth quarter of 2014.  Excluding integration costs, Eversource Energy earned $189.8 million, or $0.60 per share1, in the fourth quarter of 2015, compared with earnings of $230.3 million, or $0.72 per share1, in the fourth quarter of 2014.

“2015 was a very successful year for Eversource Energy,” according to Thomas J. May, the company’s chairman, president and chief executive officer.  “We invested the most dollars ever in New England’s energy delivery systems, achieved our best ever level of electric service reliability, connected record numbers of new natural gas heating customers, posted very strong financial results, and made significant progress in addressing the region’s energy infrastructure challenges.”

2016 and Long-Term Earnings Guidance

Also today, Eversource Energy projected 2016 earnings per share (EPS) of between $2.90 per share and $3.05 per share and long-term EPS growth through 2019 of between 5 percent and 7 percent, using recurring 2015 earnings of $2.81 per share as the base value.  Eversource reduced its long-term EPS growth rate from the previous 6 percent to 8 percent primarily due to the impact of the extension of bonus income tax depreciation through 2019.

Electric Distribution and Generation

Eversource Energy’s electric distribution and generation segment earned $507.9 million for the full year of 2015, excluding integration costs of $0.6 million, compared with earnings of $462.4 million for the full year of 2014.  Full year results benefited from higher revenues and lower operation and maintenance costs, partially offset by higher depreciation and property tax expense.  In the fourth quarter of 2015, the electric distribution and generation segment earned $88.1 million, compared with earnings of $113.3 million in the fourth quarter of 2014.  Lower fourth quarter results were due primarily to a higher effective tax rate, higher depreciation and property tax expense, and the impact of much warmer than normal weather on unit sales.

Electric Transmission

Eversource Energy’s transmission segment earned $304.5 million for the full year of 2015, compared with earnings of $295.4 million for the full year of 2014.  The transmission segment earned $79.5 million in the fourth quarter of 2015, compared with earnings of $88.6 million in the fourth quarter of 2014.  Higher full-year earnings were due to an increased level of investment in Eversource Energy transmission facilities and a lower level of net charges related to reviews by the Federal Energy Regulatory Commission (FERC) of the authorized return on equity (ROE) for the owners of New England’s electric transmission system.  The fourth quarter of 2014 benefited from a reserve adjustment related to the FERC ROE review.

Natural Gas Distribution

Eversource Energy’s natural gas distribution segment earned $72.4 million for the full year of 2015, excluding integration costs of $0.2 million, compared with earnings of $72.3 million for the full year of 2014.  Fourth quarter natural gas segment earnings were $14.9 million in 2015, compared with $28.1 million in 2014.  Lower fourth quarter results were driven primarily by record warm temperatures in December 2015, which caused a 16.2 percent decline in fourth quarter natural gas sales, compared with the fourth quarter of 2014.

Eversource Energy parent and other companies

Excluding integration costs, Eversource Energy parent and other companies earned $9.5 million for the full year of 2015, compared with earnings of $11.5 million for the full year of 2014.  In the fourth quarter of 2015, excluding integration costs, Eversource parent and other companies earned $7.3 million, compared with earnings of $0.3 million in the fourth quarter of 2014.

The following table reconciles 2015 and 2014 fourth quarter and full year earnings per share:

		Fourth Quarter	Full Year
2014	Reported EPS	$0.69	$2.58
	Higher retail electric revenues in 2015	$0.05	$0.39
	Higher/(lower) transmission earnings in 2015	($0.03)	$0.03
	Lower firm natural gas sales in 2015	($0.03)	($0.01)
	(Higher)/lower non-tracked O&M in 2015	($0.01)	$0.08
	Higher property tax, depreciation, and amortization expense in 2015	($0.05)	($0.24)
	Other, primarily higher effective tax rate	($0.05)	($0.09)
	Lower integration costs in 2015 vs. 2014	---	$0.02
2015	Reported EPS	$0.57	$2.76

Financial results for the fourth quarter and full-year 2015 and 2014 are noted below:

Three months ended:

(in millions, except EPS)	December 31, 2015	December 31, 2014	Increase/ (Decrease)	2015 EPS[1]
Electric Distribution/Generation	$88.1	$113.3	($25.2)	$0.28
Electric Transmission	$79.5	$88.6	($9.1)	$0.25
Natural Gas Distribution	$14.9	$28.1	($13.2)	$0.05
Eversource Parent and Other Companies	$7.3	$0.3	$7.0	$0.02
Earnings, ex. integration costs	$189.8	$230.3	($40.5)	$0.60
Integration costs	($8.0)	($8.7)	$0.7	($0.03)
Reported Earnings	$181.8	$221.6	($39.8)	$0.57

Full year ended:

(in millions, except EPS)	December 31, 2015	December 31, 2014	Increase/ (Decrease)	2015 EPS[1]
Electric Distribution/Generation	$507.9	$462.4	$45.5	$1.59
Electric Transmission	$304.5	$295.4	$9.1	$0.96
Natural Gas Distribution	$72.4	$72.3	$0.1	$0.23
Eversource Parent and Other Companies	$9.5	$11.5	($2.0)	$0.03
Earnings, ex. integration costs	$894.3	$841.6	$52.7	$2.81
Integration costs	($15.8)	($22.1)	$6.3	($0.05)
Reported Earnings	$878.5	$819.5	$59.0	$2.76

The fourth quarter earnings of Eversource Energy’s electric utility subsidiaries are noted below in millions, net of preferred dividends:

	2015	2014
CL&P	$69.8	$85.8
NSTAR Electric	$59.8	$68.8
PSNH	$22.0	$29.0
WMECO	$14.1	$18.0

The full-year earnings of Eversource Energy’s electric utility subsidiaries are noted below in millions, net of preferred dividends:

	2015	2014
CL&P	$293.8	$282.2
NSTAR Electric	$342.6	$301.1
PSNH	$114.4	$113.9
WMECO	$56.5	$57.8

Retail sales data:

	December 31, 2015	December 31, 2014	% Change Actual
Electric Distribution
Gwh for three months ended	12,442	13,004	(4.3%)
Gwh for 12 months ended	54,616	54,442	0.3%

Natural Gas Distribution
Firm volumes in mmcf for three months ended	23,352	27,855	(16.2%)
Firm volumes in mmcf for 12 months ended	98,458	99,500	(1.0%)

Eversource Energy has approximately 317 million common shares outstanding.  It operates New England’s largest energy delivery system, serving approximately 3.6 million customers in Connecticut, Massachusetts and New Hampshire.

CONTACT:

Jeffrey R. Kotkin

(860) 665-5154

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Note:  Eversource Energy will webcast a conference call with senior management on February 5, 2016, beginning at 9 a.m. Eastern Time.  The webcast and accompanying slides can be accessed through Eversource’s website at www.eversource.com.

1 All per share amounts in this news release are reported on a diluted basis.  The only common equity securities that are publicly traded are common shares of Eversource Energy.  The earnings and EPS of each business do not represent a direct legal interest in the assets and liabilities allocated to such business, but rather represent a direct interest in Eversource Energy's assets and liabilities as a whole.  EPS by business is a non-GAAP (not determined using generally accepted accounting principles) measure that is calculated by dividing the net income or loss attributable to controlling interests of each business by the weighted average diluted Eversource Energy parent common shares outstanding for the period.  In addition, fourth quarter and year-end 2015 and 2014 earnings and EPS excluding certain integration costs are non-GAAP financial measures.  Management uses these non-GAAP financial measures to evaluate earnings results and to provide details of earnings results by business and to more fully compare and explain our fourth quarter and full-year results without including the impact of the integration costs.  Management believes that this measurement is useful to investors to evaluate the actual and projected financial performance and contribution of Eversource Energy’s businesses.  Non-GAAP financial measures should not be considered as alternatives to Eversource Energy consolidated net income attributable to controlling interests or EPS determined in accordance with GAAP as indicators of Eversource Energy’s operating performance.

This news release includes statements concerning Eversource Energy’s expectations, beliefs, plans, objectives, goals, strategies, assumptions of future events, future financial performance or growth and other statements that are not historical facts.  These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  In some cases, readers can identify these forward-looking statements through the use of words or phrases such as “estimate,” “expect,” “anticipate,” “intend,” “plan,” “project,” “believe,” “forecast,” “should,” “could,” and other similar expressions.  Forward-looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward-looking statements.  Factors that may cause actual results to differ materially from those included in the forward-looking statements include, but are not limited to, cyber breaches, acts of war or terrorism, or grid disturbances; actions or inaction of local, state and federal regulatory, public policy, and taxing bodies; changes in business and economic conditions, including their impact on interest rates, bad debt expense and demand for Eversource Energy’s products and services, which could include disruptive technology related to our current or future business model; fluctuations in weather patterns; changes in laws, regulations or regulatory policy; changes in levels or timing of capital expenditures; disruptions in the capital markets or other events that make Eversource Energy’s access to necessary capital more difficult or costly; developments in legal or public policy doctrines; technological developments; changes in accounting standards and financial reporting regulations; actions of rating agencies; and other presently unknown or unforeseen factors. Other risk factors are detailed from time to time in the company’s reports filed with the Securities and Exchange Commission (SEC) and are available on the SEC’s website at www.sec.gov.  Any forward-looking statement speaks only as of the date on which such statement is made, and Eversource Energy undertakes no obligation to update the information contained in any forward-looking statement to reflect developments or circumstances occurring after the statement is made or to reflect the occurrence of unanticipated events.

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